Exhibit 99.1
Joint Press Release
Contact:
Contact (Ohio Legacy): Michael Kramer, President and CEO, 330-263-1955
Contacts (First-Knox): Jesse Marlow, Vice President, Business Development and Sales 740-399-5319
First-Knox and Ohio Legacy Announce Agreement for Sale of Millersburg, Ohio Office
Ohio Legacy Corp. (NASDAQ: OLCB) and First-Knox National Bank, an affiliate of Park National Corporation (NASDAQ: PRK) announced today that they have entered into a definitive agreement to sell the Millersburg banking office of Ohio Legacy to First-Knox. In the transaction, First-Knox, headquartered in Mount Vernon, will assume substantially all of the deposit liabilities and buy related assets, including loans of the Ohio Legacy location.
Financial terms of the transaction are not being disclosed at this time. The transaction is subject to customary conditions, including normal regulatory approval. The parties expect the transaction to close in the third quarter of 2007.
In a joint announcement Mike Kramer, President and CEO of Ohio Legacy and Gordon Yance, President and CEO of First-Knox assured employees that their jobs would not be jeopardized by this transaction. Kramer commented; “This transaction is consistent with our primary strategic goal of transforming our balance sheet and specifically lowering our overall funding costs. We appreciate the help our Holmes County employees, clients, and shareholders provided to the company in its founding. We are equally pleased that we are handing off our employees and clients in the Millersburg market to one of the finest community banks in our region; First-Knox National Bank.” Yance added; “We are delighted with this opportunity. This transaction, coupled with our more than 20 year presence in Millersburg, will enable First-Knox to play an even greater role in providing community banking for both the residents and commercial businesses in the Millersburg area”.
Profile of Ohio Legacy Corp.
Ohio Legacy Corp. is the parent of Ohio Legacy Bank N.A. which began doing business in October of 2000. Ohio Legacy operates 5 banking centers at locations in Canton, North Canton, Millersburg, and at its headquarters in Wooster, Ohio. Ohio Legacy is committed to providing the highest level of customer service to all its customers and is especially focused on meeting the needs of the small to medium business community. Ohio Legacy Corp.’s common stock is listed on the Nasdaq Capital Market under the symbol OLCB. You can learn more about how Ohio Legacy can help you meet your financial needs by visiting us at www.ohiolegacybank.com.
Profile of First-Knox National Bank
First-Knox is a full-service bank providing traditional banking services such as checking accounts, savings accounts, certificates of deposits, IRA’s and all types of retail and commercial loans. The bank has a complete menu of alternative investments and trust services. First-Knox operates 14 offices across Ashland, Holmes, Knox, Morrow, and Richland Counties. For a complete listing of all offices and other information about First-Knox and the products and services we offer, please visit our website at www.firstknox.com.
“Forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in this release. A variety of factors could cause Ohio Legacy Corp.’s actual results to differ from those expected at the time of this release. Investors are urged to carefully review and consider the various disclosures made by Ohio Legacy Corp. in its periodic reports filed with the Securities and Exchange Commission.